June 4, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Advances Average $71.4 Billion in April

As we approach the midway point of 2013, our members continue to rely on Home Loan Bank advances to help meet their liquidity needs. In April 2013, advances averaged $71.4 billion, an increase of $300 million from March 2013. That means last month, our members put an additional $300 million to work in communities across our region. That is the power of our Advances Bank model. And our model works because of the dependability of a Home Loan Bank advance. While most sources of wholesale funding proved unreliable during the financial crisis, Home Loan Bank advances remained available to our members each and every day during, and since, the crisis. Home Loan Bank advances play a crucial role in helping to strengthen the banking system during periods of stability as well as crisis. It is a role our advances have played every day for more than 80 years, and it is why Home Loan Bank advances remain a highly reliable source of liquidity for our members.

Prospering with the Local Lender

Whether it is through our proven and reliable advances, innovative new products or community-building grant programs, we are proud to partner with our members to strengthen communities across our region. And these communities have their own institution on which to rely: the local lender. Last month, I had the honor of speaking at the NJBankers Annual Conference. Every community banker in that room was dealing with the burdens of regulations and policies that treat all financial institutions as the same. But we know that the local lenders were not responsible for the financial crisis. These institutions were not the ones driving the subprime lending, securitization and derivatives trading activity that resulted in our economy’s near-collapse. It is up to us to provide policymakers with the guidance they need to understand that we can return to sound mortgage product structures and disciplined underwriting without hardship.

For many local lenders, this would not even be considered a change in strategy. That is because the local lender never strayed from the sensible and responsible approach to housing that has been proven over time: solidly underwritten, fixed-rate mortgages with reasonable down payments suited to each individual borrower; loans which have the expectation to be repaid; and a system in which homeowners have a reasonable expectation for home value appreciation. This is the type of responsible lending our nation’s network of community banks is built on; it is the type of lending that I see our members do every day; and it is the type of lending the Home Loan Bank is proud to support.

The Future of Housing Finance

The partnership between the local lender and its Home Loan Bank is vital to both the nation’s housing market and its economy. That is why it is important that we make sure the Federal Home Loan Banks have an appropriate role in any future housing finance system. Last month, Federal Housing Finance Agency Acting Director Ed DeMarco spoke at the annual Federal Home Loan Banks Directors Conference. In his comments, he touched on some ways to bring private capital back to the housing market and reform our housing finance system. One such approach would be “for securities to be issued or structured in such a way that market participants themselves advance the capital to absorb credit risk.” As Acting Director DeMarco described it, this approach would establish a market infrastructure for the pricing and capitalizing of mortgage credit risk. And, according to Acting Director DeMarco, in such an approach, “the role of the FHLBanks could increase in important ways.” He described the potential increased role as follows:

“The System can help preserve the option for local financial institutions to make mortgages in their communities, and hold those mortgages on their balance sheet by developing more and innovative funding products that reduce interest rate risk to their members and that global capital markets participants would purchase.

For smaller institutions that do not want to hold mortgages on their balance sheet, a constant question about this approach is how will they have access to capital market investors. An often suggested solution is to establish some type of cooperative to meet the needs of these institutions. I would note that we already have one in the FHLBanks.”

The key word in this is “cooperative”. Our cooperative structure is one of the greatest strengths of each Home Loan Bank and, as a result, whatever role the Home Loan Banks play in the future housing finance market must be one that our members want. To close his comments last month, Acting Director DeMarco stated that “the FHLBank System has experienced numerous changes over the last few decades, but it has consistently played an important role in housing finance.” In the coming months, we must work together to ensure that the Home Loan Banks remain a valued partner for America’s local lenders.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.